As filed with the Securities and Exchange Commission on January 31, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-64331

FORM S-8 REGISTRATION STATEMENT NO. 333-59596

FORM S-8 REGISTRATION STATEMENT NO. 333-88000

FORM S-8 REGISTRATION STATEMENT NO. 333-132551

FORM S-8 REGISTRATION STATEMENT NO. 333-146376

FORM S-8 REGISTRATION STATEMENT NO. 333-156086

FORM S-8 REGISTRATION STATEMENT NO. 333-159930

FORM S-8 REGISTRATION STATEMENT NO. 333-177900

FORM S-8 REGISTRATION STATEMENT NO. 333-189262

POST-EFFECTIVE AMENDMENT NO. 2 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-133481

UNDER THE SECURITIES ACT OF 1933

EXCO Resources, Inc.

(Exact name of registrant as specified in its charter)

Texas	74-1492779
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

(214) 368-2084

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

EXCO Resources, Inc. 1998 Stock Option Plan

EXCO Resources, Inc. 1998 Director Compensation Plan

EXCO Resources, Inc. 2005 Long-Term Incentive Plan

EXCO Resources, Inc. Employees Savings Trust

EXCO Resources, Inc. Amended and Restated 2005 Long-Term Incentive Plan

(Full title of the plans)

Heather L. Summerfield

Vice President, General Counsel and Secretary

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

(214) 368-2084

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Lanchi D. Huynh

Kirkland & Ellis LLP

901 Main Street

Dallas, Texas 75202

(214) 972-1770

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments are being filed by EXCO Resources, Inc. (the “Company”) to deregister all shares of common stock of the Company (“common stock”) remaining unsold under the following Registration Statements on Form S-8 (the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

(1)	Registration Statement on Form S-8 (No. 333-64331), pertaining to the registration of 1,600,000 shares of common stock for the EXCO Resources, Inc. 1998 Stock Option Plan and the EXCO Resources, Inc. 1998 Director Compensation Plan, which was filed with the SEC on September 25, 1998;

(2)	Registration Statement on Form S-8 (No. 333-59596), pertaining to the registration of 600,000 shares of common stock for the EXCO Resources, Inc. 1998 Stock Option Plan, which was filed with the SEC on April 26, 2001;

(3)	Registration Statement on Form S-8 (No. 333-88000), pertaining to the registration of 1,300,000 shares of common stock for the EXCO Resources, Inc. 1998 Stock Option Plan, which was filed with the SEC on May 10, 2002;

(4)	Registration Statement on Form S-8 (No. 333-132551), pertaining to the registration of 10,000,000 shares of common stock for the EXCO Resources, Inc. 2005 Long-Term Incentive Plan, which was filed with the SEC on March 17, 2006;

(5)	Registration Statement on Form S-8 (No. 333-133481), pertaining to the registration of 240,000 shares of common stock for the EXCO Resources, Inc. Employees Profit Sharing Trust and Plan, which was filed with the SEC on April 24, 2006;

(6)	Registration Statement on Form S-8 (No. 333-146376), pertaining to the registration of 10,000,000 shares of common stock for the EXCO Resources, Inc. 2005 Long-Term Incentive Plan, which was filed with the SEC on September 28, 2007;

(7)	Registration Statement on Form S-8 (No. 333-156086), pertaining to the registration of 249,698 share of common stock for the EXCO Resources, Inc. Employees Savings Trust, which was filed with the SEC on December 12, 2008;

(8)	Registration Statement on Form S-8 (No. 333-159930), pertaining to the registration of 3,000,000 shares of common stock for the EXCO Resources, Inc. Amended and Restated 2005 Long-Term Incentive Plan, which was filed with the SEC on June 12, 2009;

(9)	Registration Statement on Form S-8 (No. 333-177900), pertaining to the registration of 5,500,000 shares of common stock for the EXCO Resources, Inc. Amended and Restated 2005 Long-Term Incentive Plan, which was filed with the SEC on November 10, 2011; and

(10)	Registration Statement on Form S-8 (No. 333-189262), pertaining to the registration of 17,000,000 shares of common stock for the EXCO Resources, Inc. Amended and Restated 2005 Long-Term Incentive Plan, which was filed with the SEC on June 12, 2013.

On January 15, 2018, the Company and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. The Debtors’ Chapter 11 cases are being jointly administered and are captioned In Re EXCO Resources, Inc., Case No. 18-30155 (MI).

In connection with the foregoing, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of each offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Dallas, State of Texas, on January 31, 2019.

EXCO Resources, Inc.

By:	/s/ Heather L. Summerfield
Heather L. Summerfield
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Harold L. Hickey Harold L. Hickey	Chief Executive Officer and President (Principal Executive Officer)	January 31, 2019

/s/ Tyler S. Farquharson Tyler S. Farquharson	Vice President, Chief Financial Officer and President (Principal Financial Officer)	January 31, 2019

/s/ Brian N. Gaebe Brian N. Gaebe	Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	January 31, 2019

/s/ Anthony R. Horton Anthony R. Horton	Director	January 31, 2019

/s/ Randall E. King Randall E. King	Director	January 31, 2019

/s/ Robert L. Stillwell Robert L. Stillwell	Director	January 31, 2019